EXHIBIT 99.1


     Zale Reports Fourth Quarter and Full Year Financial Results


    DALLAS--(BUSINESS WIRE)--Aug. 30, 2007--Zale Corporation (NYSE:
ZLC), a leading specialty retailer of fine jewelry in North America, today reported net earnings of $1.5 million, or $0.03 per diluted share for the Company's fourth quarter ended July 31, 2007. Earnings for the quarter include, on an after-tax basis, (1) a reduction of $6.3 million, or $0.13 per diluted share due to the delay in revenue recognized from the change to a lifetime jewelry protection plan, (2) a benefit of $1.1 million, or $0.02 per diluted share for the net impact of derivative versus hedge accounting on its gold and silver contracts, and (3) a net tax benefit of $6.7 million, or $0.14 per diluted share primarily related to a decision to indefinitely reinvest certain undistributed foreign earnings in accordance with APB 23. Excluding these items, the Company reported earnings of $0.0 million, or $0.00 per diluted share.

    For the same period last year, the Company reported a net loss of $27.4 million, or $0.57 per share. This loss included a mostly non-cash after-tax charge of $23.9 million, or $0.50 per share, primarily consisting of impairments and store closure charges. The Company also recorded an increase in accrued percentage rent of $1.5 million after-tax, or $0.03 per share, related to prior periods, a $1.9 million, or $0.04 per share tax charge related primarily to Canadian earnings and an after-tax impact of derivative versus hedge accounting treatment of a $1.0 million loss, or $0.02 per share for its commodities contracts. Excluding these items, the Company reported earnings of $1.0 million, or $0.02 per diluted share.

    Revenues for the quarter ended July 31, 2007 were $488 million compared to $491 million last year, a decrease of 0.5%. Revenues recognized were $7.5 million or 1.5% less than prior year as a result of the change made in the method of amortizing jewelry protection plan sales. Comparable store sales for the fourth quarter decreased 0.5%.

    "Improving sales trends post Mother's Day combined with a focus on maximizing gross margin dollars and good expense control resulted in earnings at the high end of expectations," commented Betsy Burton, Chief Executive Officer.

    Ms. Burton continued, "Fiscal 2007 was a year in which we focused on going back to the basics. We tested investments in inventory assortments as well as in payroll and marketing. While many of these initiatives paid off, others have been pared back. We will take these learnings as well as the opportunity to refine our pricing and promotional strategy for this Holiday to drive meaningful earnings improvement in our all-important second quarter of fiscal 2008. Additionally, we believe some of the organizational changes that we made will give us the ability to positively impact the business going forward. For fiscal 2008, we expect earnings improvement, a significant reduction in inventory and the continued success of our lifetime jewelry protection plans to generate approximately $125 million to $150 million in free cash flow."

    Ms. Burton concluded, "For the past year, we have looked at many aspects of our business, from our portfolio strategy and brand positioning to opportunities to improve the core business. We believe we have a significant opportunity to drive shareholder value both near-term and long-term. This strategy consists of improving productivity of our core mall business, a growth strategy centered on our brands that produce the highest returns on capital, and the migration to a more centralized, streamlined organization."

    Fiscal 2007 Results

    Net earnings for fiscal year 2007 were $59.3 million or $1.21 per share. These earnings treat forward commodity contracts as derivatives under SFAS 133 and reflect the change in revenue recognition for jewelry protection plans as a result of the extended service period covered by plans during the year. The after-tax impact of derivative versus hedge accounting treatment was a $0.4 million benefit, or $0.01 per share, the negative impact on revenue recognized from the sale of jewelry protection plans was $22.3 million, or $0.46 per share and a tax benefit of $6.7 million, or $0.14 per share primarily related to the decision to indefinitely reinvest certain undistributed foreign earnings in accordance with APB 23. Excluding these items, fiscal 2007 net earnings were $74.4 million, or $1.52 per share.

    For the same period last year, earnings were $53.6 million, or $1.09 per share. These prior year earnings include, on an after-tax basis, (1) impairments and store closure charges of $45.1 million, or $0.92 per share, (2) severance payments of $7.5 million, or $0.15 per share, (3) a $1.0 million, or $0.02 per share impact of derivative versus hedge accounting treatment and (4) a $1.5 million, or $0.03 per share charge for percentage rent related to prior years; which were partially offset by (5) a tax benefit primarily related to repatriated Canadian earnings under the American Jobs Creation Act of $9.5 million, or $0.19 per share, and (6) an $8.4 million, or $0.17 per share, benefit resulting from the settlement of certain retirement benefit obligations. Excluding these items, the Company reported earnings of $90.9 million last year, or $1.85 per share.

    For the full fiscal year, revenues were flat at $2.44 billion, compared to the same period last year. Full fiscal year comparable store sales decreased 0.2%.

    Change in Comparable Store Methodology

    Beginning in fiscal 2008, the Company will include online sales in its comparable store sales calculation. This approach is consistent with the Company's goal of improving its multi-channel experience and leveraging the best of its real estate footprint with the growth in online sales. Comparable store sales for 2007, including online sales, increased 0.5%. The quarterly breakdown of comparable store sales for fiscal 2007 including online sales is attached as a table at the back of the press release.

    Warranty Deferred Revenue

    The Company's decision to offer a lifetime jewelry protection plan has been well received by its customers, generating an increase of $33 million in cash sales of warranties in fiscal 2007 over the prior year. Actual cash sales of all warranty plans were $111 million in fiscal 2007 and are projected to exceed $130 million in fiscal 2008. Despite this cash sales increase, the amount of unrecognized, or deferred revenues will also increase. During fiscal 2007, the Company provided the impact of the change to a lifetime product by estimating what revenue would have been under the prior pricing and at prior recognition rates. This was consistent with initial guidance. Going forward, the Company will discuss the impact on earnings relative to the change in unrecognized revenues on the balance sheet, which also reflects the incremental cash collected and the future positive impact to earnings. The Company feels this will be clearer to the shareholder and readily quantifiable.

    Excluding the impact of APB 23, GAAP earnings are expected to increase approximately 5.0% in fiscal 2008 over prior year. On an adjusted basis, excluding the change in revenue recognition from warranty sales, the Company's growth in fiscal 2008 is expected to be approximately 15.0%. Earnings growth is expected to accelerate to approximately 30% per annum in 2009 through 2011 as the Company recognizes incremental revenues each year and the deferred revenue continues to increase. Approximately one-half of this growth is expected to be directly related to the change in the warranty plans and related revenue recognition. In order to estimate a more normalized year-over-year growth upon maturity of the product, the Company believes the increase in the unrecognized revenue is the appropriate measure.

    The increase in unrecognized revenues on the balance sheet was $62 million in fiscal 2007 and is anticipated to be approximately $80 - 90 million in fiscal 2008. In contrast, the increase from fiscal 2005 to fiscal 2006 prior to the product change was $4 million. Had the product been offered for five years, the Company believes these amounts are indicative of what would have been recognized on an after-tax basis and the after-tax impact would be a net $0.78 per share in 2007 and projected to be approximately $1.00 per share in fiscal 2008. The incremental impact of these unrecognized amounts is expected to begin to decline in fiscal 2009 through 2011, as the amount of revenue recognized becomes comparable to cash sales of the plans.

    Fiscal 2008 Guidance

    The Company also provided its annual forecast for its fiscal year ending July 31, 2008. For the full year, the Company expects a comparable store sales increase, including its online sales, of 1% to 2%. GAAP earnings are expected to be in the range of $1.11 to $1.16 per share. Excluding the $6.7 million or $0.14 per share impact from the adoption of APB 23, fiscal 2007 earnings would have been $1.07 per share. These earnings do not reflect the longer term earnings impact of the lifetime warranties. Including the impact of the increase in the unrecognized revenues on the balance sheet, earnings would be expected in the range of $2.11 - $2.16 in fiscal 2008 compared to $1.85 in fiscal 2007. This reflects earnings growth in the mid-teens, consistent with our long-term targets. Over time, the lifetime warranties will accelerate our GAAP earnings while the change in unamortized revenues on the balance sheet declines.

    A conference call will be held today at 9:00 a.m. Eastern Time. Parties interested in participating should dial 706-643-7467 five minutes prior to the scheduled start time. A webcast of the call, as well as a replay, will be available on the Company's Web site at www.zalecorp.com. For additional information, contact Investor Relations at 972-580-5047.

    The Company also announced that it will be presenting at the Goldman Sachs Retailing conference on Thursday, September 6, 2007 at 9:30 a.m. Eastern Time. The presentation will be available on the Company's Web site at www.zalecorp.com.

    Zale Corporation is a leading specialty retailer of fine jewelry in North America operating approximately 2,250 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Gordon's Jewelers, Bailey Banks & Biddle Fine Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Zale also operates online at www.zales.com, www.gordonsjewelers.com and www.baileybanksandbiddle.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

    This release contains forward-looking statements, including statements regarding the Company's turnaround initiatives and their effects, sales and earnings guidance for fiscal year 2008 and the anticipated impact of deferred revenue recognition. Forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the results expressed in the forward-looking statements. These factors include, but are not limited to: if the general economy performs poorly, discretionary spending on goods that are, or are perceived to be, "luxuries" may not grow and may even decrease; the concentration of a substantial portion of the Company's sales in three, relatively brief selling seasons means that the Company's performance is more susceptible to disruptions; most of the Company's sales are of products that include diamonds, precious metals and other commodities, and fluctuations in the availability and pricing of commodities could impact the Company's ability to obtain and produce products at favorable prices; the Company's sales are dependent upon mall traffic; the Company operates in a highly competitive industry; changes in regulatory requirements or in the Company's private label credit card arrangement with Citi may increase the cost of or adversely affect the Company's operations and its ability to provide consumer credit and write credit insurance; acquisitions involve special risks, including the possibility that the Company may not be able to integrate acquisitions into its existing operations. For other factors, see the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended July 31, 2006. The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances.


                  ZALE CORPORATION AND SUBSIDIARIES
             CONSOLIDATED SELECTED FINANCIAL INFORMATION
     (Unaudited, Dollars in thousands, except per share amounts)

                         Three Months Ended      Twelve Months Ended
                              July 31,                July 31,
                       ----------------------- -----------------------
                          2007        2006        2007        2006
                       ----------- ----------- ----------- -----------

Revenues                 $488,226    $490,695  $2,437,075  $2,438,977
   Comparable Store
    Sales %                  -0.5%        3.5%       -0.2%        1.6%
Cost of Sales             234,051     257,370   1,187,601   1,215,636
                       ----------- ----------- ----------- -----------
Gross Margin              254,175     233,325   1,249,474   1,223,341
   % of Revenue              52.1%       47.5%       51.3%       50.2%
Selling, General and
 Administrative
 Expenses                 241,226     251,700   1,070,478   1,087,458
   % of Revenue              49.4%       51.3%       43.9%       44.6%
Cost of Insurance
 Operations                 1,619       1,684       6,798       6,699
Depreciation and
 Amortization Expense      15,940      14,973      61,887      59,771
Benefit from
 Settlement of
 Retirement Plan              ---         ---         ---     (13,403)
Derivative Loss               111       1,681       7,184       1,681
                       ----------- ----------- ----------- -----------
Operating (Loss)
 Earnings                  (4,721)    (36,713)    103,127      81,135
   % of Revenue              -1.0%       -7.5%        4.2%        3.3%
Interest Expense            3,730       3,500      18,969      11,185
                       ----------- ----------- ----------- -----------
(Loss)/Earnings Before
 Income Taxes              (8,451)    (40,213)     84,158      69,950
Income Taxes               (9,988)    (12,851)     24,906      16,328
                       ----------- ----------- ----------- -----------
Net Earnings/(Loss)        $1,537    $(27,362)    $59,252     $53,622
                       =========== =========== =========== ===========

Basic Earnings Per
 Common Share:
   Net Earnings Per
    Share                   $0.03      $(0.57)      $1.22       $1.10
                       =========== =========== =========== ===========

Diluted Earnings Per
 Common Share:
   Net Earnings Per
    Share                   $0.03      $(0.57)      $1.21       $1.09
                       =========== =========== =========== ===========

Weighted Average Number of Common Shares Outstanding:
   Basic                   49,031      48,131      48,694      48,808
   Diluted                 49,210      48,427      48,995      49,211


Reconciliation of GAAP Information to Non-GAAP basis 4th Quarter and full year FY07, diluted:
                               Three Months Ended  Twelve Months Ended
                                  July 31, 2007       July 31, 2007
                               ------------------- -------------------
                                Amount   Per Share  Amount   Per Share
                               --------- --------- --------- ---------
Net GAAP Earnings Per Above      $1,537     $0.03   $59,252     $1.21
   Impact of Derivatives (1)     (1,051)    (0.02)     (411)    (0.01)
   Change in Revenue
    Recognition                   6,276      0.13    22,296      0.46
   Tax Adjustments (2)           (6,742)    (0.14)   (6,742)    (0.14)
                               --------- --------- --------- ---------
Net Earnings                        $20     $0.00   $74,395     $1.52
                               ========= ========= ========= =========


(1) The Company does not utilize hedge accounting for its derivatives. As a result, changes in the fair market value of derivatives and the settlement of derivative contracts are recorded directly to earnings. This adjustment shows the impact on net earnings had hedge accounting been utilized.
(2) The tax adjustments include a benefit of $6.7 million primarily associated with our decision to indefinitely reinvest certain undistributed foreign earnings in accordance with APB 23.

Reconciliation of GAAP Information to Non-GAAP basis 4th Quarter and full year FY06, diluted:
                               Three Months Ended  Twelve Months Ended
                                  July 31, 2006       July 31, 2006
                               ------------------- -------------------
                                Amount   Per Share  Amount   Per Share
                               --------- --------- --------- ---------
Net GAAP (Loss) Earnings Per
 Above                         $(27,362)   $(0.57)  $53,622     $1.09
   Impairments and Store
    Closure Charges              23,879      0.50    45,105      0.92
   Settlement of Retirement
    Benefit Obligation              ---       ---    (8,350)    (0.17)
   CEO and COO Severance
    Charges                         ---       ---     7,518      0.15
   Impact of Derivatives          1,047      0.02     1,047      0.02
   Accrued Rent                   1,475      0.03     1,475      0.03
   Tax Charges/(Benefits)         1,920      0.04    (9,545)    (0.19)
                               --------- --------- --------- ---------
Net Earnings                       $959     $0.02   $90,872     $1.85
                               ========= ========= ========= =========


                  ZALE CORPORATION AND SUBSIDIARIES
                   CONSOLIDATED BALANCE SHEET DATA
                  (Unaudited, Dollars in thousands)

                                                     Difference
                        July 31,    July 31,   July 2007 vs July 2006
                          2007        2006       Amount      Percent
                       ----------- ----------- ----------- -----------
ASSETS
Current Assets:
  Cash and cash
   equivalents            $37,643     $42,594     $(4,951)      -11.6%
  Merchandise
   inventories          1,021,164     903,294     117,870        13.0%
  Other current assets    113,511     103,356      10,155         9.8%
                       ----------- ----------- ----------- -----------
Total current assets    1,172,318   1,049,244     123,074        11.7%

Property and equipment    304,396     283,721      20,675         7.3%
Goodwill                  100,740      96,339       4,401         4.6%
Other assets               35,187      33,264       1,923         5.8%
                       ----------- ----------- ----------- -----------
Total Assets           $1,612,641  $1,462,568     150,073        10.3%
                       =========== =========== =========== ===========

LIABILITIES AND STOCKHOLDERS' INVESTMENT
Current liabilities:
  Accounts payable and
   accrued liabilities   $300,929    $341,182    $(40,253)      -11.8%
  Deferred tax
   liability, Net          61,875      61,947         (72)       -0.1%
                       ----------- ----------- ----------- -----------
Total current
 liabilities              362,804     403,129     (40,325)      -10.0%

Long-term debt            227,306     202,813      24,493        12.1%
Deferred tax liability     10,349       3,768       6,581       174.7%
Other liabilities         109,609      51,609      58,000       112.4%

Contingencies

Stockholders'
 Investment:
  Common stock                487         482           5         1.0%
  Additional paid-In
   capital                138,036     108,344      29,692        27.4%
  Accumulated other
   comprehensive
   income                  45,939      33,564      12,375        36.9%
  Accumulated earnings    868,111     808,859      59,252         7.3%
                       ----------- ----------- ----------- -----------
                        1,052,573     951,249     101,324        10.7%
  Treasury stock         (150,000)   (150,000)          0         0.0%
                       ----------- ----------- ----------- -----------
Total stockholders'
 investment               902,573     801,249     101,324        12.6%
                       ----------- ----------- ----------- -----------

Total liabilities and
 stockholders'
 investment            $1,612,641  $1,462,568    $150,073        10.3%
                       =========== =========== =========== ===========


Comparable Store Sales as Reported and Including On-Line Sales for
 Fiscal Year 2007:

                                    Including
                                     On-Line
                       As Reported    Sales
                       ----------- -----------
Quarter 1                     0.4%        1.0%
Quarter 2                     1.4%        2.3%
Quarter 3                    -3.4%       -2.8%
Quarter 4                    -0.5%        0.1%
Year-to-Date FY 07           -0.2%        0.5%


Impact on GAAP Information from Deferred Revenue and APB 23

                       Estimated Twelve Months   Twelve Months Ended
                         Ended July 31, 2008        July 31, 2007

                         Amount     Per Share    Amount     Per Share
                       ----------- ----------- ----------- -----------
Net GAAP Earnings          $55,500       $1.13    $59,252       $1.21
Tax Adjustments                  -        0.00     (6,742)      (0.14)
Change in Deferred
 Revenue                    49,105        1.00     38,123        0.78
                       ----------- ----------- ----------- -----------
Net Earnings              $104,605       $2.13    $90,633       $1.85
                       =========== =========== =========== ===========


    Non-GAAP Financial Measures

    Free operating cash flow is a non-GAAP financial measure and is defined as cash provided by operating activities (in accordance with GAAP) less net capital expenditures. The Company considers cash provided by operating activities to be the most comparable GAAP financial measure, and has included below a reconciliation of cash flows from operating activities to free operating cash flow.

    Free operating cash flow should not be considered as an alternative to cash flows from operating, financing or investing activities or as a measure of liquidity. Further, free operating cash flow does not represent the total increase or decrease in the cash balance for the period. Readers are encouraged to review the Statement of Cash Flows regarding the Company's cash flows from operating, financing and investing activities under GAAP.

    In addition, management has presented a projection of free operating cash flow of approximately $125 to $150 million for fiscal year 2008. This projection is based on projected cash provided by operating activities of approximately $230 to $255 million for fiscal year 2008, less projected net capital expenditures of approximately $105 million for fiscal year 2008. Such projections represent management's current expectations and are subject to a number of risks and uncertainties that could cause actual amounts to differ materially from these projections. Please refer to the "Notice Regarding Forward-Looking Statements" included in this press release.


    CONTACT: Zale Corporation
             David H. Sternblitz, 972-580-5047
             Vice President and Treasurer